Exhibit 10.11

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is entered into as of January 9, 2014 (the “Effective Date”), by and between Humacyte, Inc., a North Carolina corporation having an address at 7020 Kit Creek Road, P.O. Box 12695, Durham, NC 27709 (“Purchaser”) and SeraCare Life Sciences, Inc., a Delaware corporation having its principal place of business at 37 Birch Street, Milford, Massachusetts 01757 (“Supplier”). Purchaser and Supplier are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Purchaser agrees to purchase from Supplier, and Supplier agrees to supply to Purchaser, the Products (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Definitions

1.1	“Acceptance Criteria” shall mean the pre-screening requirements for a lot, listed in Exhibit A, as attached hereto and as the same shall be amended from time to time by mutual written agreement of the Parties, which shall be met before such lot is shipped by Supplier to Purchaser pursuant to a purchase order,

1.2	“Affiliate” shall mean any corporation, partnership, business association or other entity that controls, is controlled by, or is under common control with a Party. For purposes of this Agreement, “control” will mean the possession, direct or indirect, and whether through the ownership of voting securities, by contract or otherwise, of (i) fifty percent (50%) or more of the voting power or beneficial interest in equity of such entity; or (ii) the direct or indirect ability or power to direct or cause the direction of the management and policies of an entity or otherwise direct the affairs of such entity, whether through ownership of equity, voting securities, or beneficial interest, by contract, or otherwise. Purchaser will provide Supplier from time to time with a list of Affiliates that will utilize this Agreement.

1.3	“Certificate of Analysis” shall mean the document issued by Supplier in the form of Exhibit 13, as attached hereto.

1.4	“cGMP” shall mean the “current Good Manufacturing Practices” as defined and in effect from time to time in regulations and guidelines promulgated by the FDA under the FDCA, and all regulations promulgated thereunder, governing the manufacture and testing of the Products including, as applicable, the United States Code of Federal Regulations (Title 21, Parts 210-211) and the International Conference on Harmonization guidance ICH Q7A, Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients.

1.5	“Confidential Information” shall mean (a) [***] of either Party, including, without limitation, all [***] and (b) any other information disclosed by either Party to the other orally, visually, in writing or in any other form, The manner in which the Confidential Information is disclosed shall not affect the characterization of such information as “Confidential Information.”

1.6	“Custom Products” shall have the meaning set forth in Section 5.

1.7	“FDA” shall mean the United States Food and Drug Administration or any successor federal agency having responsibility over regulatory approvals for the Products in the United States.

1.8	“FDCA” shall mean the US Federal Food, Drug, and Cosmetic Act, as amended from time to time (21 U.S.C. Section 301 et seq.), together with any rules and regulations promulgated thereunder.

1.9	“Force Majeure” shall mean any event or condition not within the reasonable control of a Party. Without limiting the foregoing, the following will constitute events or conditions of Force Majeure: riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning, explosion and any other cause similar to the kind herein enumerated or equivalent forces, not within the reasonable control of the affected Party and which by exercise of due diligence the affected Party is unable to overcome. In the event of any dispute, the Party claiming to be affected by Force Majeure will bear the burden of proving to be affected in such way.

1.10	“Losses” means any and all liabilities, claims, demands, causes of action, damages, loss and expenses, including interest, penalties, and reasonable lawyers’ fees and disbursements.

1.11	“Products” shall mean the one or more products specified on Exhibit A, as attached hereto and as the same shall be amended from time to time and, if applicable, one or more Custom Products.

1.12	“Recall” shall mean (i) a recall (as defined in 21 C.F.R. Part 7), field correction, market withdrawal, stock recovery, or other similar action with respect to a Product; and/or (ii) any decision by Purchaser not to sell or ship a Product to third parties which would have been subject to recall (as defined in 21 C.F.R. Part 7), field correction, market withdrawal, stock recovery, or other similar action if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances.

1.13	“Regulatory Agency” shall mean the FDA and such other similar and appropriate government regulatory authorities outside of the United States having authority to grant registration and marketing approvals for a given Product.

1.14	“Sample” shall have the meaning set forth in Section 7.1.

1.15	“Specifications” shall mean the quality and technical specifications for the Products and any applicable, one or more Custom Products as set forth on Exhibit A, as attached hereto and as the same shall be amended from time to time by mutual written agreement by the Parties.

1.16	“Substitute Plasma” shall have the meaning set forth in Section 5.7

1.17	“Term” shall have the meaning set forth in Section 17.1.

1.18	“Term Year” shall mean the one (1) year period beginning on the Effective Date or any anniversary of the Effective Date during the Term of this Agreement.

1.19	“Territory” shall mean the world without limitation.

2.	Scope. For the Term of this Agreement, Supplier agrees to manufacture and supply the Products to Purchaser and Purchaser agrees to order and purchase the Products from Supplier in accordance with the terms and conditions specified in this Agreement. Purchaser intends for Supplier to be the primary supplier for the Product during the Term of this Agreement; however, in the event that Supplier actually fails to supply at least [***] of the Products in Purchaser’s orders in any rolling [***] period or advises pursuant to Section 5.5 that it will be unable to supply all of the forecasted quantities, Purchaser may purchase Products from other sources in addition to Supplier to address such actual or anticipated supply shortfall, including as contemplated in Section 5.7.

3.	Pricing. Pricing for the Products is provided in Exhibit C, as attached hereto, and will remain firm for [***] beginning on the Effective Date. After that time, the Parties will annually negotiate in good faith mutually acceptable price modifications based on the then current market conditions. The first such annual negotiation will take place at least ninety (90) days prior to the end of the [***] and such negotiated price will be effective from the first day of the [***] until the end of such Term Year. Such process will be repeated for each Term Year during the Term and any extensions thereof.

4.	Payment and Delivery Terms

4.1	On or after each shipment date, Supplier will invoice Purchaser for the Products delivered in each shipment. Purchaser will pay for accepted Products within [***] after receipt of an invoice. If Purchaser disputes any portion of an invoice, Purchaser shall timely provide notice regarding any disputed amounts and pay all undisputed amounts with respect to such invoice. All payments will be made in United States Dollars.

4.2	Unpaid balances shall accrue interest at a rate of [***] per month past due.

4.3	Supplier will deliver or arrange for delivery of the Products to the Purchaser by use of a carrier specified by the Purchaser to the location specified by the Purchaser in the applicable purchase order F.C.A. (Incoterms 2010) Supplier’s facility. All costs of shipment, freight, insurance and all government taxes and duties incurred during shipment of the Products to Purchaser will be directly charged to and paid by Purchaser. In the case of overseas shipments, the forwarding agent shall be mutually agreed to by the Parties. Title and risk of loss for the Products will pass to Purchaser when Supplier delivers the Products from its control to the carrier’s control for delivery to Purchaser, Purchaser’s Affiliates, or to Purchaser’s contract manufacturers or partners as directed by Purchaser in the applicable purchase order.

5.	Forecasts, Purchaser Orders and Obligation to Supply

5.1	On the Effective Date, Purchaser will provide Supplier with a written [***] forecast setting forth the Purchaser’s requirements of each Product for each month during the succeeding [***] period. Thereafter, the forecast shall be updated on [***]. The quantities in the first [***] of each forecast will be considered binding on both Purchaser and Supplier. If Purchaser fails to provide any updated forecast in accordance with this Section 5.1, then Purchaser will be deemed to have submitted a forecast identical in all respects to the last forecast provided by Purchaser, except that the first month of such previous forecast shall be deleted and the quantities in the last month of the deemed forecast shall be identical to the last month of the previous forecast. Simultaneously with the delivery of each forecast to Supplier under this Section 5.1, Purchaser shall deliver to Supplier a purchase order for any Product quantities in the first [***] of such forecast for which purchase orders have not already been submitted in prior months,

5.2	Unless otherwise agreed to by Supplier, Purchaser shall not order Product with a requested delivery date less [***] from the date that such purchase order is received by Supplier and Supplier shall make commercially reasonable efforts to fill each order with Products by the requested delivery date. The purchase order will indicate the requested delivery date, the invoicing address, the delivery address and the required quantities of Product. Purchaser may place such orders of the Products either on its behalf or on behalf of any of its Affiliates and in each order, Purchaser will specify on whose behalf such order was made. Supplier will deliver the Products directly to, or as specified by, the company specified in the Purchase Order. The Product quantities specified for the [***] through the [***] of each forecast shall be non-binding estimates of future Product requirements.

5.3	Provided that the Product quantities in a purchase order do not decrease by more than [***] from the applicable Product quantities that were included when each such month was month [***] in a forecast submitted under Section 5.1 and requested delivery dates on such purchase order conform to the requirements of Section 5.2, Supplier will review and accept such purchase order within [***] after receipt thereof. Unless Supplier notifies Purchaser to the contrary within [***] of receipt of the forecast, Supplier will be deemed to have accepted the forecast and will make available to Purchaser at its facility the quantities of the Products necessary to meet the forecasts submitted by Purchaser such that the required quantities plus [***] can be supplied to Purchaser at the requested delivery date and in accordance with this Agreement.

5.4	From time to time, due to unforeseen circumstances, Purchaser may deliver to Supplier a purchase order for Product quantities in excess of those specified in Purchaser’s forecast submitted under Section 5,1. Upon Purchaser’s written request, Supplier shall use commercially reasonable efforts to provide Purchaser with such excess Product quantities, but shall not be obligated to do so if accommodating Purchaser would adversely impact Supplier’s ability to fulfill its commitments to other customers or to supply its own requirements.

5.5	In the event that Supplier determines that it will not be able to deliver any shipment of a Product by the date specified in the purchase order accepted by Supplier, or anticipates it will be unable to meet any Product quantities set forth in any non-binding portion of any forecast, Supplier will promptly notify Purchaser of such inability in writing, including the underlying reasons for such inability, proposed remedial measures and the date such inability is expected to end. Supplier shall use commercially reasonable efforts to ensure supply of such Product in accordance with the purchase orders and forecasts without interruption and shall use commercially reasonable efforts to remedy any inability as promptly as possible. Once the inability to timely fulfill purchase orders has been remedied, Supplier shall provide prompt written notice to Purchaser. In the event that sufficient quantities of the Product are not available to satisfy all of Supplier’s supply obligations to its customers, Supplier shall allocate for fulfillment of Purchaser’s orders a share of all of its available quantities of Product based on the relative proportion of such Product ordered by Purchaser, as compared to the aggregate quantities of such Product shipped by Supplier to its other customers during the [***] prior to the occurrence of the shortage of the Product.

5.6	If, within [***] following Supplier’s receipt of a firm purchase order from Purchaser, Supplier is unable to supply all or part of the Products as forecasted in Section 5.1 and ordered pursuant to this Agreement, then, Purchaser, at its sole discretion and in addition to the remedies available for breach of this Agreement, will have the right to cancel part or all of the order that Supplier is unable to supply. Supplier may remedy the cause of its inability to supply such quantity of the Products within such [***] period.

5.7	hi the event that Supplier fails to supply all of the Products in an accepted firm purchase order and as a result Purchaser must purchase any Product from another plasma supplier (“Substitute Plasma”) [***]. Notwithstanding the foregoing, in no event shall Supplier be obligated to pay any amounts due under this Section with respect to any Product shortfall that is due to a Force Majeure event, subject to Section 12.

5.8	Purchaser may request that Supplier manufacture and supply a product that is manufactured in accordance with Purchaser’s customized specifications (“Custom Product”). The acceptance of such request shall be within Supplier’s sole discretion. The manufacture and supply of Custom Product shall be in accordance with the terms and conditions of this Agreement, provided, that Supplier shall not be considered to be in breach or default of this Agreement if Supplier supplies an amount of such Custom Product that is between [***] and [***] the amount shown for such month on the [***] forecast provided pursuant to Section 5.1,

6.	Specifications and Product Quality

6.1	The Parties agree that all Products and/or Custom Products supplied by Supplier will comply with the Specifications shown in Exhibit A, as attached hereto, all applicable cGMPs and all applicable laws, rules and regulations and the Products will not be adulterated or misbranded under the FOCA. The Certificate of Analysis attached as Exhibit B hereto, evidencing compliance with the Specifications will accompany every Sample and Product shipped.

6.2	All Products purchased by Purchaser hereunder will be collected, packed, processed, manufactured, stored and shipped in accordance with Supplier’s established standard operating procedures, any applicable industry standards or guidelines and all applicable laws, rules and regulations concerning the collection, packaging, processing, manufacturing, storing or shipping of the Products. The packaging will be strong enough to withstand the shock of transport and, if appropriate, suitable to contain an appropriate quantity of dry ice to keep the Products frozen for up to [***].

6.3	All shipments of the Products will contain all duly and properly prepared documentation required by applicable laws, rules and regulations. The Products shall also be shipped with documentation that indicates the purchase order number, product code, lot number, quantity and price.

6.4	Within [***] of delivery of each Product to Purchaser as specified in Section 8.2, Purchaser will carry out an administrative visual verification of each shipment, making sure that (i) the number of parcels delivered corresponds to the amount indicated on the shipping documentation, (ii) that, based on visual inspection, the delivered Product was not damaged in transit, (iii) that the amount of Product delivered correspond to the amount indicated in the applicable purchase order, and (iv) that the labels of the parcels corresponds to the identifying information on the shipping documentation.

6.5	Products may not have a definable minimum shelf life. Purchaser is responsible for establishing shelf life for use as intended for their internal manufacturing activities.

6.6	Supplier shall retain and maintain, in accordance with eGMPs and all other applicable laws, rules and regulations, complete and accurate documentation of all validation data, stability testing data, lot records, quality control and laboratory testing and other data required under cGMPs or other applicable laws, rules and regulations in connection with the Products. All quality control and assurance records will be maintained by Supplier for a minimum of one (1) year following the Products’ expiration date or such other longer time period as may be required by applicable laws.

6.7	The Specifications may be modified or changed only by the mutual written agreement of the Parties. To the extent that a modification or change to the Specifications results in an increase or decrease in the cost of manufacturing the Products, the Parties shall jointly examine and mutually agree upon the consequences thereof and shall make an appropriate increase or decrease to the price of the Products arising from such modification or change. At least [***] prior written notice to the other Party is required for any requested Specifications change; provided, however, that if any requested Specifications change requires any approval by any Regulatory Agency, the implementation of such requested change shall in no event be required until [***] after such approval have been obtained. Neither Party shall unreasonably withhold consent to Specification changes proposed by the other Party. If Purchaser requests that modifications or changes be made to the Specifications, Purchaser shall be responsible for the amount of all Product that has not yet been supplied under any accepted firm purchase order that Supplier is unable to sell to another customer using commercially reasonable efforts.

6.8	If any Regulatory Agency having jurisdiction requires Supplier or Purchaser or its Affiliates to implement any changes to the Specifications, Supplier shall use commercially reasonable efforts to make such changes. Supplier shall promptly advise Purchaser as to any lead-time changes or other terms that may result from a change to the Specifications, including price adjustments necessary to enable Supplier to recover costs it incurred for materials already purchased by Supplier expressly for Purchaser or its Affiliates in connection with any Product that has not yet been supplied under any accepted firm purchase order, which materials are rendered unusable by Purchaser or its Affiliates due to a change in the Specifications necessary to comply with Regulatory Agency requirements.

7.	Acceptance and Rejection of the Sample

7.1	Upon Supplier’s election, or Purchaser’s request, Supplier may send to Purchaser an evaluation sample that is representative of one or more lots of each Product (the “Sample”) as specified in Exhibit A. The lots from which the Sample originated shall be defined as “the Sample Lots”. Supplier will reserve not less than [***] from the Sample Lots (more if required pursuant to Exhibit A) until Purchaser has completed its testing and notifies (or is deemed to have notified) Supplier whether the Sample conforms to the Specifications.

7.2	Upon delivery of the Sample to Purchaser, Purchaser will promptly inspect such Sample. Purchaser will notify Supplier in writing within [***] of delivery whether such Sample contains any defect or does not conform to Specifications, and whether the reserved quantity of the lot can be further manufactured into the Products for delivery to Purchaser. If Purchaser does not so notify Supplier within such [***] period, Purchaser shall be deemed to have accepted the Sample and upon such acceptance, Purchaser authorizes Supplier to manufacture the reserved quantity of the lots into Products and release the Products from such Sample Lots for shipment to Purchaser in accordance with applicable purchaser orders.

7.3	Any Sample furnished by Supplier to Purchaser hereunder, which does not meet the Specifications, or which is, in Purchaser’s reasonable judgment, otherwise defective will be subject to rejection notwithstanding prior payment by Purchaser and within the terms of Section 7.2 provided, that any rejection of Sample will be accompanied by a written explanation from Purchaser setting forth the basis or bases for such rejection.

7.4	If Supplier disagrees with Purchaser’s assessment that the Sample does not meet the Specifications or is defective, the Parties will work together in good faith to investigate the cause. In the event that the Parties are not able to resolve the disagreement despite the good faith investigation, such issue will be submitted to an independent laboratory mutually agreed upon by the Parties. The report of such laboratory will be binding upon the Parties and the costs of such laboratory will be paid by the Party against which the finding is made.

7.5	If Supplier accepts Purchaser’s rejection or if applicable, it is determined by an independent laboratory that the Sample does not meet the Specifications or is defective, Supplier will (i) replace the Sample with a Sample that conforms to the Specifications and is not defective within [***] at no cost to Purchaser, and (ii) upon presentation of Purchaser’s invoice therefor, credit Purchaser for the costs and expenses described in the next sentence incurred by Purchaser in connection with such rejected Sample against any other payments due to Supplier from Purchaser or, following expiration or termination of this Agreement, [***].

7.6	If a defect is found either during the testing of the Sample or the incoming inspection of the Products, Supplier may, at its election, collaborate in performing the investigation necessary to determine and remove the cause of the defect.

7.7	For the avoidance of doubt, Purchaser agrees that upon Purchaser’s acceptance of the Sample, Purchaser may not subsequently reject any future shipment of any Product or Product lots from the Sample Lot(s) based on non-conformity to Specifications, or defect that was discoverable based on inspection of the Sample, unless such nonconformity or defect resulted from, arose out of, or in connection with any breach of with (i) any breach of any term or condition in this Agreement; (ii) willful misconduct or negligence of Supplier or its agents or employees; or (iii) the inaccuracy or breach of any representation or warranty made by such Supplier in this Agreement. For example, Purchaser could reject a future shipment of Product from the Sample Lot based on defects to the Product arising during shipment as a result of Supplier’s failure to properly package the Product.

8.	Acceptance and Rejection of the Product

8.1	For the avoidance of doubt, this Section 8 shall only apply to circumstances in which no Sample of a Product is supplied and delivered to Purchaser.

8.2	Upon delivery of one or more Product lots to Purchaser, Purchaser will promptly inspect such lots and will notify Supplier in writing within [***] of delivery if such lots contains any defect or if the delivery is short against the Purchaser’s purchase order. Any Products not rejected during such [***] period will be deemed to be accepted by Purchaser.

8.3	Any Product lots furnished by Supplier to Purchaser hereunder, which do not meet the Specifications, or which are otherwise defective, will be subject to rejection notwithstanding prior payment by Purchaser, provided, that any rejection of the Products will be accompanied by a written explanation from Purchaser setting forth the basis or bases for such rejection.

8.4	If Supplier disagrees with Purchaser’s assessment that the Product lots do not conform to the Specifications or are defective, the Parties will work together in good faith to investigate the cause. In the event that the Parties are not able to resolve the disagreement despite the good faith investigation, such issue will be submitted to an independent laboratory mutually agreed upon by the Parties. The report of such laboratory will be binding upon the Parties and the costs of such laboratory will be paid by the Party against which the finding is made.

8.5	If Supplier accepts Purchaser’s rejection or it is determined by an independent laboratory that the Product Lots do not meet the Specifications or are defective, Supplier will (i) replace within [***] the defective Product lots with lots that conform to the Specifications and are free from defects at no cost to Purchaser, and (ii) upon presentation of Purchaser’s invoice therefor, credit Purchaser for the costs and expenses described in the next sentence incurred by Purchaser in connection with such rejected Product lots against any other payments due to Supplier from Purchaser, or, following expiration or termination of this Agreement, promptly refund such amounts to Purchaser. Such costs and expenses shall be limited to [***].

8.6	The rejected Product lots shall be held for Supplier’s disposition, or shall be returned to Supplier, or destroyed if required by applicable law, in each case at Supplier’s expense, as directed by Supplier. In the event Supplier does not give instructions regarding the disposition of such rejected lots within [***] after notice of rejection of the Products by Purchaser to Supplier, Purchaser will have the right to destroy or otherwise dispose of all such rejected lots at Supplier’s sole expense and without obligation to compensate Supplier for any part of such rejected lots.

8.7	If Supplier fails to deliver to Purchaser the amount of a Product specified in Purchaser’s firm purchase order, Purchaser may request that Supplier increase the quantity of such Product for the next delivery to Purchaser by the amount of such shortfall.

9.	Product Recalls. In the event that either Party believes it may be necessary to conduct a Recall of any Product, the Parties shall promptly consult with each other as to how best to proceed and use commercially reasonable efforts in assisting one another; it being understood and agreed that the final decision as to any Recall of any Product shall be made by Purchaser and that Purchaser shall have complete control over any such Recall; provided, that, neither Party shall be prohibited hereunder from taking any action that it is required to take by applicable law or regulatory requirement. In the event that a Recall of a Product from sale is necessary as a result of a breach of this Agreement by Supplier, the willful misconduct or negligence of Supplier, or the failure of Supplier to supply Product in accordance with the Specifications and all applicable laws, rules and regulations, Supplier shall be responsible for all costs relating thereto. Subject to the above, Purchaser shall bear the costs of any Recall in any other circumstances.

10.	Regulatory Compliance and Related Matters

10.1	Supplier represents and warrants that the design and manufacturing process for the Products follows the principles of the International Organization for Standardization standard on quality management systems for medical devices (ISO 13485:2003).

10.2	Supplier acknowledges that some of Purchaser’s products which incorporate the Products are subject to regulations which do not allow changes to process and Product characteristics unless properly validated and timely submitted for approval to the relevant Regulatory Agency. Any material change in the manufacturing process, storing conditions of any Product will not be allowed unless a written agreement is reached by the Parties and a written approval is submitted by Purchaser to Supplier.

10.3	Supplier acknowledges that between-lot consistency of physical-chemical characteristics and immunoreactivity of the Products will be critical to Purchaser in order to comply with the FDA Quality System Regulation (21 C.F.R. Part 820) in place. Therefore, Supplier will use commercially reasonable efforts to ensure consistency of physical-chemical characteristics and immunoreactivity of the Products as defined in the Specifications.

10.4	Purchaser acknowledges that Supplier will have no means to verify the performance of the Products in any products manufactured by Purchaser. Therefore, Purchaser is obligated to share with Supplier experimental evidence showing unusual/suboptimal performances. Supplier is obligated to take into consideration functional quality control data provided by Purchaser and to entertain joint analysis and effort with Purchaser representatives to interpret results and troubleshoot any problems.

10.5	Supplier acknowledges that Purchaser must perform, under the FDA Quality System Regulation (21 C.F.R. Part 820), regular audits and quality inspections of its critical suppliers. In such consideration, Supplier will allow Purchaser’s quality assurance representatives to enter its premises and perform standard quality audits according to ISO 13485:2003 once annually. Purchaser must notify Supplier at [***] prior to the audit and such audit shall be scheduled at [***]. Supplier will make its personnel and quality documents available to Purchaser’s representatives. Such audits will be subject to the confidentiality obligations set forth below in Section 13.

Supplier acknowledges that a Regulatory Agency may request to perform audits and quality inspections of Purchaser’s critical suppliers. In such consideration, Supplier will allow such Regulatory Agency’s representatives to enter its premises and perform standard quality audits of Supplier’s operations related to the Products. Supplier will make its personnel and quality documents available to any Regulatory Agency’s representatives. Supplier shall advise Purchaser by telephone and facsimile of any such audit-and shall provide all relevant information regarding any such inspection, each as soon as reasonably practicable. Supplier agrees that Purchaser or Purchaser’s Affiliates shall have the right to be present at any inspection regarding the Product specifically purchased by Purchaser so long as Purchaser or the Purchaser Affiliate does not interfere with the inspection. Supplier shall promptly send Purchaser a copy of any inspection report observations issued by a Regulatory Agency related to the Product, or materials used in connection therewith, as well as responses to any inspection reports prepared in accordance with this Section 10.6. Such audits and inspections will be subject to the confidentiality obligations set forth below in Section 13.

10.6	Supplier will provide Purchaser with technical documentation that may be required to support the use of the Products in any of Purchaser’s products and that will be disclosed to any Regulatory Agency, as reasonably requested and needed.

11.	Representations and Warranties

11.1	Supplier represents and warrants that as of the Effective Date of this Agreement, it has all material permits, licenses and agreements which are required by international or local regulatory agencies in order for Supplier to supply the Products and perform its obligations hereunder.

11.2	Supplier represents and warrants to the best of its knowledge, the performance by Supplier of its obligations to Purchaser under this Agreement will not infringe the intellectual property rights of any third party and that Supplier has not received any notice of any claim or demand, and, to its knowledge, there is no existing state of facts that would support such a claim or demand by any third party, challenging Supplier’s intellectual property rights related to the performance of this Agreement.

11.3	Supplier represents and warrants that it will supply the Products, and otherwise perform all of its obligations under this Agreement, in accordance with applicable foreign, domestic and local laws, rules and regulations and the Specifications.

11.4	Supplier represents and warrants that the Product delivered hereunder shall have been collected, stored and delivered to or placed with the Purchaser’s designated agent/carrier in accordance with applicable laws, rules, regulations and current cGMPs regulations as published and/or amended from time to time by the FDA. Supplier further represents and warrants that the Product delivered hereunder shall not, as of the date of delivery to or placement with Purchaser’s agent/carrier, be adulterated or misbranded within the meaning of the FDCA, shall be in full compliance with as applicable, the Biological Products section of the Public Health Service Act and applicable regulations, and shall be in full compliance with any other applicable international, federal, state or local laws or regulations.

11.5	Supplier represents and warrants that the Product will be free from all liens, claims and encumbrances.

11.6	Each party represents and warrants not to discriminate against any person on the basis of race, religion, color, sex, national origin, age, disability, sexual orientation, veteran status, uniform service membership status, citizenship status, genetic information or any other protected status in accordance with all applicable federal, state, and local laws in the performance of the Services under this Agreement.

11.7	Each of the Patties represents and warrants that. (i) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (iii) it has duly and validly executed and delivered this Agreement (iv) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles; and (v) the execution and delivery of and performance under this Agreement by such Party does not, and will not, conflict with or violate any other agreement or obligations with third parties or any restrictions of any kind or any law to which it is bound or subject.

11.8	Each Party represents, warrants and covenants to the other Party that it has never been, is not currently, and, during the Term, will not become, a Debarred Entity. Each Party further represents, warrants and covenants that no Debarred Individual, Debarred Entity has performed or rendered, or will perform or render, any services or assistance on its behalf relating to activities taken pursuant to this Agreement.

11.8.1	A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a pet-son that has an approved or pending drug product application, or an employer, employee or partner of a Debarred Individual.

11.8.2	A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or an employee, partner, shareholder, member, subsidiary or affiliate of a Debarred Entity.

11.8.3	If any of the foregoing warranties or representations becomes untrue (by way of example only, if a Party or any individual or entity performing services on its behalf hereunder becomes debarred after the Effective Date of this Agreement), such Party shall immediately notify the other Party and this shall constitute grounds for immediate termination by the other Party.

11.9	The representations and warranties set forth in Section 11 shall survive the execution and delivery of this Agreement. If any representations and warranties become untrue during the Term of this Agreement, Supplier shall promptly notify Purchaser in writing.

11.10	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.	Force Majeure

12.1	If either Party is temporarily rendered unable, wholly or in part, by any Force Majeure event, to comply with its obligations under this Agreement, excluding the obligation to make payments required under this Agreement, such Party shall not be liable in damages for any delay or default in such Party’s performance hereunder, provided, notice thereof is given as required in Section 12.2.

12.2	A Party affected by any event of Force Majeure shall:

12.2.1	within [***] after the occurrence of such event notify the other Party, in writing, explaining the nature, details and expected duration of such event. Such Party shall also notify the other Party from time to time as to when the affected Party reasonably expects to resume performance in whole or in part of its obligations hereunder, and notify the other Party of the cessation of any such event;

12.2.2	use diligent efforts to resume full performance of its obligations under this Agreement as soon as reasonably practical; and

12.2.3	pending such resumption, use commercially reasonable efforts to facilitate any efforts that the other Patty may make to procure an alternative method by which its obligations under this Agreement may be performed.

12.3	If, as a result of Force Majeure, Supplier is unable to manufacture or supply the full amount of the Product ordered by Purchaser or which Purchaser would have ordered but for such circumstances, and if such circumstances continue or are reasonably likely to continue for more than [***] Purchaser may terminate this Agreement upon written notice to Supplier.

13.	Confidentiality

13.1	During the Term of this Agreement, as well as for [***] thereafter, the Parties and their Affiliates will keep secret any Confidential Information unless and to the extent such Confidential Information:

(A)	at the time of disclosure to the receiving party, is published, known publicly or is otherwise in the public domain; or

(B)	after disclosure to the receiving party, becomes part of the public domain by publication or otherwise, through no fault of the receiving party; or

(C)	was in the possession of the receiving party at the time of disclosure by the disclosing party and the receiving party can establish and prove that the information was in its possession; or

(D)	comes to either Party from a third person legally entitled to disclose it; or

(E)	is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party; provided, however, that the receiving party gives the disclosing party [***] advance written notice to permit the disclosing party to seek a protective order with respect to such information and thereafter the receiving party discloses only the minimum information required to be disclosed in order to comply; or

(F)	is approved for public release by written authorization of the other Party; or

(G)	is independently developed by or on behalf of the receiving party as evidenced by its written records.

13.2	For a period of [***] from the termination or expiration of this Agreement, Purchaser and Supplier agree:

(A)	to treat the Confidential Information as it would its own proprietary information; and

(B)	to take all reasonable precautions to prevent the disclosure of the Confidential Information to a third party without written consent of the other Party.

13.3	Upon termination of this Agreement, each Party shall, upon the request of the other Party, return all copies, whether in paper, electronic, or other format, of all Confidential Information received by it from the other Party which contain the other Party’s Confidential Information, or destroy all of such documents, and certify in writing the destruction thereof to the other Party, except that one copy thereof may be retained solely for archival or regulatory compliance purposes in the files of the legal counsel for the Party.

14.	Indemnification

14.1	Subject to Section 15, and in addition to any other remedy available to the Parties, each Party shall defend, indemnify and hold harmless the other Party, its Affiliates and their respective officers, directors, partners, shareholders, employees and agents from and against any all Loss incurred by any of them to the extent resulting from, arising out of, or in connection with (1) any breach of any term or condition in this Agreement by such Party; (ii) willful misconduct or negligence of such Party or its agents or employees; or (iii) the inaccuracy or breach of any representation or warranty made by such Party in this Agreement, except to the extent such Losses arise as a result of the breach of this Agreement, willful misconduct or negligence of the Party seeking indemnification, its Affiliates or its or their respective officers, directors, partners, shareholders, employees or agents. The indemnifying party’s liability shall not exceed the greater of (a) [***] or (b) [***].

14.2	Promptly after receipt by the indemnified party of the commencement of any such claim, demand, action, suit or proceeding which is the subject of the other Party’s indemnification obligations hereunder, such indemnified party shall notify the other Party of the commencement of the claim, demand, action, suit, or proceeding. Any failure to provide such notice shall only relieve the other Party of its indemnification obligations hereunder to the extent it has been materially prejudiced by such failure. The indemnifying party promptly will defend, contest, or otherwise protect against any such Loss at its own cost and expense. The indemnified party may, but will not be obligated to, participate at its own expense in a defense thereof by counsel of its own choosing, but the indemnifying party shall be entitled to control the defense unless the indemnified party has relieved the indemnifying party from liability with respect to the particular matter. Except as otherwise set forth herein, the indemnified party shall not, except at its own cost and expense, compromise or settle, or seek to compromise or settle, any Loss. If the indemnifying party fails to timely defend, contest, or otherwise protect against any such loss, the indemnified party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof and recover the entire costs thereof from the indemnifying party, including its reasonable attorneys’ fees, disbursements, and all amounts paid as a result of such Loss or the compromise or settlement thereof. At the indemnifying party’s expense, the indemnified party shall cooperate and provide such assistance as the indemnifying party may reasonably request in connection with the defense of the matter subject to indemnification.

14.3	During the term of this Agreement and in amounts not less than defined below, each Party shall carry, at its sole cost and expense, including, but not limited to: (a) comprehensive general liability insurance (including Premises Operations, Independent Contractors, Products/Complete Operations and Contractual Liability) in $[***] per occurrence and $[***] in the aggregate; (b) professional liability insurance in $[***] per occurrence; and c) workers compensation and other insurance with such coverage and in such amounts as required by applicable law. Each Party shall, upon reasonable request of the other Party, provide the requesting party with a copy of the foregoing policies of insurance in accordance with the policy terms and conditions.

15.	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR SPECIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. HOWEVER, NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF THE PARTIES UNDER SECTION 14, AS APPLICABLE. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO A THIRD PARTY CLAIM SUBJECT TO INDEMNIFICATION UNDER SECTION 14 OR A BREACH BY EITHER PARTY OF ITS CONFIDENTIALITY OBLIGATIONS.

16.	Dispute Resolution. If any disputes arise between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement, each of the Parties will, within a reasonable amount of time after any such dispute arises, be entitled to submit to the other Party written notice of such dispute. For a period of [***] after the date written notice is given, the Parties will seek to resolve such dispute by good faith negotiations between the Supplier’s Chief Financial Officer (or her designee) and the Purchaser’s Senior Vice President, Operations (or his designee). If at the end of such [***] period the dispute remains unresolved, the Parties may seek relief for such dispute using any appropriate judicial mechanism which may be available. The provisions of this Section 16 will not restrict in any way the Parties’ rights to seek preliminary injunctive or other equitable relief from any court having jurisdiction.

17.	Term and Termination

17.1	The term of this Agreement will commence on the Effective Date and will continue until the [***] of the Effective Date (the “Tent”), unless earlier terminated or extended as provided herein. The Term will automatically be extended for [***] periods unless, on or before [***] prior to the end of the then current term, either Party delivers to the other written notice that it does not wish to extend the Term of this Agreement.

17.2	Either Party may terminate this Agreement upon written notice if the other Party is in material breach and fails to cure the same within [***] notice of said breach or default.

17.3	Either Party may terminate this Agreement if the other Party (i) commences a voluntary case under the Bankruptcy Code; (ii) has filed against it a petition commencing an involuntary case under the Bankruptcy Code that shall not have been dismissed within sixty (60) days after the date on which such petition is filed; (iii) seeks relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the Liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consents to or acquiesces in such relief; (iv) has entered against it an order by a court of competent jurisdiction (a) finding it to be bankrupt or insolvent, (b) ordering or approving its liquidation or reorganization as a debtor or any modification or alteration of the rights of its creditors or (c) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; (v) makes an assignment for the benefit of, or enters into a composition with, its creditors, or appoints, or consents to the appointment of, or suffers to exist a receiver or other custodian for, all or a substantial portion of its property or (vi) any similar occurrence reasonably indicating an imminent inability to perform substantially all of the Party’s duties under this Agreement. In the event of termination hereunder, the non-defaulting party may by notice in writing to the defaulting party declare all or any part of amounts due hereunder then outstanding to be immediately due and payable.

17.4	Termination Without Cause. Either Party may terminate this Agreement for any reason or no reason (i.e., for its convenience) upon written notice to the other Party of its intention to terminate. Such termination notice shall be given at least twelve (12) months in advance of the effective date of the termination.

17.5	If the Agreement is terminated by Supplier pursuant to Sections 17.2 or 17.3, Purchaser shall be responsible for any finished Products produced and delivered by Supplier in fulfillment of firm purchase orders.

17.6	Notwithstanding anything herein to the contrary, Section 4, 6.1-6.6, 7.7, 8, 9, 10.6, 13, 14, 15, 16, 17, 18 and this Section 17.6 will survive the termination, expiration, cancellation or abandonment of this Agreement.

18.	Miscellaneous

18.1	Neither Party will disclose to any third party or originate any publicity, news release or public announcement, written or oral, whether to the public or the press, or otherwise, referring to the terms of this Agreement, including its existence, the subject matter to which it relates, the performance under it or any of its specific terms and conditions, except (i) for disclosures required by applicable law, rule, regulation or judicial or administrative process, or (ii) by such announcements as are mutually agreed upon by the Parties in writing.

18.2	Except as otherwise provided herein, no right, express or implied, is granted by this Agreement to use in any manner the name “SeraCare Life Sciences, Inc.” or any other trade name or trademark of a Party or its Affiliates or subsidiaries in connection with the performance of this Agreement.

18.3	This Agreement and the Exhibits attached hereto constitute the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. If there is any conflict between this Agreement and the terms and conditions contained on any purchase order or invoice, the terms and conditions of this Agreement shall prevail. No amendments, changes, modifications, waivers or alterations of the terms and conditions of this Agreement shall be binding upon either Party hereto unless in writing and signed by both Parties.

18.4	This Agreement and its Exhibits will be governed by, and construed in accordance with the laws of the [***] without regard to the conflict-of-laws principles thereof except for [***]

18.5	Any notice, demand, offer, request or other communication required or permitted to be given by either Party pursuant to the terms of this Agreement will be in writing and will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) one (1) day after being delivered by facsimile (with receipt of appropriate confirmation); (iv) one (1) day after being deposited with an overnight courier service; or (v) four (4) days after being deposited in the mail, First Class with postage prepaid, and addressed with respect to a Party as follows, or to such other address as a Party may request by notifying the other Party thereof in writing as set forth in this Section 18.5:

If to Purchaser:

Humacyte, Inc.

7020 Kit Creek Road

P.O. Box 12695

Durham, NC 27709

Facsimile No. [***]

Attn: [***]

[***]

If to Supplier:

SeraCare Life Sciences, Inc.

37 Birch Street

Milford, MA 01757

Facsimile No.: [***]

Attn: [***]

[***]

18.6	This Agreement may be executed in counterparts, each of which will be deemed to be an original but all of which will constitute one and the same agreement. Delivery of an executed counterpart signature page by facsimile or by email transmission in portable document format, or similar format, is as effective as executing and delivering this Agreement in the presence of the other Party to this Agreement. This Agreement is effective upon delivery of one executed counterpart from each Party to the other Party.

18.7	None of the provisions of this Agreement is intended to create, nor shall be deemed or construed to create, any relationship between the Parties other than that of independent parties contracting with each other for the purpose of effecting the provisions of this Agreement. Under no circumstances will either Party, its agents and employees, be deemed agents or representatives of the other Party, or have the right to enter into any contracts or commitments in the name of or on behalf of the other Party in any respect whatsoever. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between Supplier and Purchaser.

18.8	This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Except as herein specifically provided to the contrary, neither Party may assign this Agreement or any rights or obligations hereunder, without the prior written consent of the other Party, and any such assignment will be void; provided, however, either Party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to an Affiliate or to an entity that succeeds to all or substantially all of the business or assets of such Party to which this Agreement relates.

18.9	The Parties hereto have negotiated and prepared the terms of this Agreement in good faith with the intent that each and every one of the terms, covenants and conditions herein be binding upon and inure to the benefit of the respective Parties. Accordingly, if any one or more of the terms, provisions, promises, covenants or conditions of this Agreement or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this Agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforceable to the fullest extent permitted by law. To the extent this Agreement is in violation of applicable law, then the Parties agree to negotiate in good faith to amend the Agreement, to the extent possible consistent with its purposes, to conform to law.

18.10	The failure of either Party to enforce at any time or for any period of time the provisions hereof shall not be construed to be a waiver of such provisions, or of the right of such Party thereafter to enforce each and every such provision. Waiver of any breach will not be deemed a waiver of any other breach, even of a similar nature.

18.11	This Agreement and any amendments must be in writing and signed by authorized representatives of both Parties.

[signature page follows]

[Signature Page to Supply Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the Effective Date first above written.

Humacyte, Inc.		SeraCare Life Sciences, Inc.

By:	Paul A. Boyer	By:	Charlie Mamrak
Title:	CFO	Title:	Chief Executive Officer
Signature:	/s/ Paul Boyer	Signature:	/s/ Charlie Mamrak
Date:	1.9.14	Date:	1/9/13

Exhibit A

Products and Specifications

Humacyte Customer Specification Summary Form	December 12, 2013

Product Code: TBD	Description: [***]	Revisions: Draft

Category	Detail/Criteria
Raw Material	[***]
Donor Viral Requirements	[***]
Sample for Evaluation	[***]
Special Processing Requirements	[***]
Final Product Testing Requirements	[***]
Side Sample Volume	NA
Labels to Includes	[***]
Special Bottling Requirements	[***]
Certificate of Analysis to Include	[***]
Special Shipping Instructions	Undefined
Other Comments

Entered by
Reviewed By:

[***] 12Dec13

Exhibit B

Certificate of Analysis

[***]

Exhibit C Pricing

[***]